Exhibit 23.2

Deloitte & Touche LLP
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CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in Dynegy, Inc.’s Registration Statement Nos. 333-191540 and 333-199179 on Form S-3 and Registration Statement No. 333-184590 of Dynegy Inc. on Form S-8, of our report dated March 27, 2015, relating to the combined financial statements of EquiPower Resources Corp. and Subsidiaries and Brayton Point Holdings, LLC and Subsidiary as of and for the years ended December 31, 2014, 2013 and 2012, appearing in the Current Report on Form 8-K of Dynegy, Inc. dated April 9, 2015.

/s/ Deloitte & Touche LLP

Hartford, Connecticut

April 9, 2015

Member of
Deloitte Touche Tohmatsu Limited